EXHIBIT 10.3

SETTLEMENT AGREEMENT

THIS SETTLEMENT AGREEMENT ( this “Agreement”) is entered into this 3rd day of April, 2009 by and among ORBCOMM Inc., a Delaware corporation, and ORBCOMM LLC, a Delaware limited liability company, each with its executive offices located at 2115 Linwood Avenue, Suite 100, Fort Lee, NJ 07024 (collectively, “ORBCOMM”), Stellar Satellite Communications Ltd., a British Virgin Islands company (“Stellar”), with its offices located at 46050 Manekin Plaza, Suite 100, Dulles, VA 20166, and GE Asset Intelligence, LLC, a Delaware limited liability company (“GEAI”), with offices located at 200 Martingale Road, Suite 1100, Schaumburg, IL 60173.

W I T N E S S E T H:

WHEREAS, Stellar is a wholly owned subsidiary of ORBCOMM Inc. and GEAI obtains from ORBCOMM satellite communications services in connection with GEAI’s asset tracking business and acquires from Stellar satellite communicators for the satellite communications systems of ORBCOMM (GEAI, Stellar and ORBCOMM, collectively, the “Parties”);

WHEREAS, the Parties wish to resolve certain disputes arising out of the letter agreement between GEAI and Stellar dated October 10, 2006 (the “2006 Agreement”) and to strengthen their relationships;

WHEREAS, to effectuate those goals, as more fully set forth in this Agreement, (a) GEAI is to pay to Stellar a settlement fee of Eight Hundred Thousand Dollars ($800,000), (b) GEAI and ORBCOMM will extend the International Value Added Reseller Agreement dated March 14, 2003, as amended, through a termination date of December 31, 2013; and ORBCOMM will be the sole provider to GEAI of telematics and machine-to-machine data communications on all subscriber communicators sold or managed by or on behalf of GEAI, whether satellite, cellular or dual mode (cellular plus satellite) so long as ORBCOMM provides such services at competitive rates and without disruption to GEAI’s installed base, all as more fully set forth in a Services Agreement, and (c) Stellar and GEAI will terminate the obligation of GEAI to purchase and Stellar to develop and sell satellite communicator units under the 2006 Agreement all as more fully set forth in a Termination Agreement.

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

SECTION 1. — SETTLEMENT. The Parties will deliver the following funds and duly executed documents concurrently on April 3, 2009:

(a)	GEAI will deliver to Stellar Eight Hundred Thousand Dollars ($800,000) by wire transfer as instructed in a writing. Such writing will be provided by Stellar to GEAI prior to the execution of this Agreement and approved by GEAI.

(b)	GEAI and ORBCOMM will execute and deliver the Services Agreement in the form attached hereto as Exhibit A

(c)	GEAI and Stellar will execute and deliver the Termination Agreement in the form attached hereto as Exhibit B.

SECTION 2 – DISPUTE RESOLUTION

(a)	Arbitration. In the event of a claim or controversy regarding any matter covered by this Agreement, the Parties shall use all reasonable efforts to resolve such claim or controversy within sixty (60) calendar days of receipt by any Party of notice of the existence of any such claim or controversy. In the event the Parties are unable to agree on the resolution of such claim or controversy within such period of time, any Party may remove the claim or controversy for settlement by final and binding arbitration in New York, New York in accordance with the United States Commercial Dispute Resolution Procedures of the American Arbitration Association (“AAA”) (to the extent not modified by this SECTION 2). The AAA procedures for Large, Complex Commercial Disputes shall apply unless the Parties agree otherwise. Each Party to the arbitration shall present its case, witnesses and evidence, if any, in the presence of the other Party or Parties to the arbitration, such arbitration shall be conducted in the English language, a written transcript of the proceedings shall be made and furnished to the Parties to the arbitration, and the decision of the arbitrator shall be issued in writing with reasons therefor. In the event that more than one claim or controversy arises under this Agreement, such claim or controversy may be consolidated in a single arbitral proceeding. The arbitral proceeding shall be heard and decided by one arbitrator selected in accordance with AAA rules (to the extent modified hereby). In all cases, the arbitrator shall have as his or her primary experience the practice of law in the United States (including but not limited to acting as in-house counsel or in a judicial capacity) and be fluent in English. If an arbitrator is not selected from the initial list of potential arbitrators submitted by the AAA, the AAA shall submit a second list (and if an arbitrator is not selected from that second list, a third list) from which an arbitrator may be chosen by the Parties in accordance with the AAA procedures for selection from the first list before the AAA exercises its power to make an appointment of the arbitrator. Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction or application may be made for judicial acceptance of the award and an order of enforcement, as the case may be. The Parties agree that if it becomes necessary for any Party to enforce an arbitral award by a legal action or additional arbitration or judicial methods, the Party against whom enforcement is sought, if enforcement is obtained, shall pay all reasonable costs and attorney’s fees incurred by the Party seeking to enforce the award.

(b) Exclusive Dispute Resolution Mechanism. The rights of the Parties under this Section 2 shall be the exclusive dispute resolution mechanisms with respect to any claim or controversy regarding any matter covered by this Agreement.

SECTION 3 — NOTICES

All notices given under this Agreement must be in writing and sent by hand delivery, by reputable international express courier or by facsimile transmission (answer back received), to:

ORBCOMM:

ORBCOMM Inc.
ORBCOMM LLC
2115 Linwood Avenue, Suite 100
Fort Lee, NJ 07024
Telephone:   (703) 433-6300
Facsimile:   (703) 433-6400
Attention:   Chief Executive Officer

Stellar:

Stellar Satellite Communications Ltd.
46050 Manekin Plaza, Suite 100
Dulles, VA 20166
Telephone:   (703) 657-6200
Facsimile:   (703) 657-6201
Attention:   General Manager

GEAI:

GE Asset Intelligence, LLC
5465 Legacy Drive, Suite 700
Plano, TX 75024-3106
Telephone:   972-398-7301
Facsimile:   972-398-7347
Attention:   Chief Operating Officer

with a copy to

General Electric Capital Corporation
901 Main Avenue
Norwalk, CT
Attention: Senior Counsel—Equipment Services Strategic Transactions and Relations

SECTION 4 — MISCELLANEOUS

(a) Binding Effect. This Agreement shall be binding upon the Parties and their permitted successors and assigns.

(b) Governing Law. This Agreement will be governed by and interpreted under the laws of the State of New York without giving effect to the conflicts of law principles of such state other than Section 5-1401 of the General Obligations Law of the State of New York. For such purposes, the United Nations Convention on Contracts for the International Sale of Goods shall be disregarded.

(c) Waiver. It is understood and agreed that no failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof, or the exercise of any other right, power or privilege hereunder. No waiver of any terms or conditions of this Agreement shall be deemed to be a waiver of any subsequent breach of any term or condition. All waivers must be in writing and signed by all of the Parties.

(d) Severability. If any part of this Agreement shall be held invalid or unenforceable, such determination shall not affect the validity or enforceability of any remaining portion, which shall remain in force and effect as if this Agreement had been executed with the invalid or unenforceable portion thereof eliminated.

(e) Headings. Headings in this Agreement are included for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

(f) Costs and Expenses. Except as otherwise specifically provided herein, each Party shall bear all costs and expenses incurred in the performance by it of its obligations hereunder.

(g) Independent Parties. Each Party is an independent contractor. None of the Parties shall have the right, power or authority to act or to create any obligation, express or implied, on behalf of any other Party, except that ORBCOMM Inc. and ORBCOMM LLC may act as each other’s agent hereunder.

(h) Terms of Agreement. This Agreement shall be governed solely by the terms and conditions contained herein.

(i) Entire Agreement. This Agreement and any exhibits (which are hereby made part of this Agreement), the Services Agreement, the Termination Agreement and the IVAR contain the entire understanding among the Parties and supersede all prior written and oral understandings relating to the subject hereof. No representations, agreements, modifications or understandings not contained herein shall be valid or effective unless agreed to in writing and signed by all of the Parties. Any modification or amendment of this Agreement must be in writing and signed by all of the Parties.

(j) Intellectual Property. Nothing in this Agreement shall be construed as granting any Party any right or license to use any intellectual property rights of any other Party.

(k) Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

(l) Assignment. Neither this Agreement nor any interests or obligations hereunder of a Party shall be assigned or transferred without the other Parties’ prior written consent, provided that (a) in connection with the sale or merger of the business of the assigning Party related to the subject matter of this Agreement, a non-assigning Party may not withhold such consent unless such Party determines in its reasonable judgment that (i) the assignee is a direct competitor of the non-assigning Party or (ii) it is reasonably expected such non-assigning Party’s reputation shall be adversely affected or be in violation of applicable law by its performance under this Agreement with the assignee, provided that in the event such consent is reasonably withheld under this clause (a), the sole remedy of the non-assigning Party shall be to terminate this Agreement within sixty (60) days after written notice to the non-assigning Party of such assignment without liability to any other Party and ( (b) GEAI may assign its rights to General Electric Company or a subsidiary of General Electric Company acceptable to ORBCOMM and General Electric Company or such subsidiary shall assume the obligations of GEAI hereunder, provided that no such assignment and assumption shall be effective unless and until such assignment and assumption are expressly agreed in writing by ORBCOMM, GEAI and General Electric Company or such subsidiary.

IN WITNESS WHEREOF, the parties hereto, intending to be bound hereby, have caused this Agreement to be duly executed as of the day and year first above written.

GE ASSET INTELLIGENCE, LLC	STELLAR SATELLITE COMMUNICATIONS LTD.

By /s/ Darryl J. Miller	By /s/ Zvi Huber

Name: Darryl J. Miller Title: COO	Name: Zvi Huber Title: General Manager

ORBCOMM INC. By /s/ Marc Eisenberg	ORBCOMM LLC By /s/ Marc Eisenberg

Name: Marc Eisenberg Title: CEO	Name: Marc Eisenberg Title: CEO

EXHIBIT A
SERVICES AGREEMENT

EXHIBIT B
TERMINATION AGREEMENT